Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRONOX INCORPORATED
     The undersigned, Michael J. Foster, certifies that he is the Vice President, General Counsel and Secretary of Tronox Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), and does hereby further certify as follows:
(1) The name of the Corporation is Tronox Incorporated. The Corporation was originally incorporated under the name “New-Co Chemical, Inc.” and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2005. An amendment to the original Certificate of Incorporation of the Corporation changing the Corporation’s name to “Tronox Incorporated” was filed with the Secretary of State of the State of Delaware on September 12, 2005.
(2) The Corporation and certain of the Corporation’s direct and indirect subsidiaries filed a First Amended Joint Plan of Reorganization (the “Plan”) which, pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered November 30, 2010, of the United States Bankruptcy Court for the Southern District of New York, a court having jurisdiction of a proceeding under the Bankruptcy Code, and that such order provides for the making and filing of this Amended and Restated Certificate of Incorporation.
(3) This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the original Certificate of Incorporation of the Corporation, as amended, and has been duly made, executed and acknowledged by the officers of the Corporation in accordance with Sections 242, 245 and 303 of the DGCL.
(4) The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I.
     The name of the corporation is Tronox Incorporated (the “Corporation”).
ARTICLE II.
     The period of the Corporation’s duration is perpetual.

ARTICLE III.
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL”).
ARTICLE IV.
     The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE V.
     Section 5.01. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 125,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
     Section 5.02. Section 1123. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the effective date of the First Amended Joint Plan of Reorganization of the Corporation and certain of the Corporation’s direct and indirect subsidiaries, as confirmed on November 30, 2010 by an order of the United States Bankruptcy Court for the Southern District of New York (the “Plan”); provided, however, that this Section 5.02: (a) shall have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) shall have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
     Section 5.03. Preferred Stock. The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Preferred Stock are as follows:
          (a) The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the DGCL (a "Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:
               (i) the designation of the series, which may be by distinguishing number, letter or title;

               (ii) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);
               (iii) dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;
               (iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;
               (v) the terms and amount of any sinking fund providing for the purchase or redemption of the shares of such series;
               (vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;
               (vii) the extent, if any, to which the holders of the shares of such series shall be entitled to vote separately as a class or otherwise with respect to the election of directors or otherwise;
               (viii) the restrictions, if any, on the issuance or reissuance of shares of the same series or of any other class or series;
               (ix) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Corporation; and
               (x) any other relative rights, powers, preferences, restrictions and limitations of such series.
     Section 5.04. Common Stock. The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Common Stock are as follows:
          (a) Generally. Each share of Common Stock shall be identical and treated equally in all respects except as set forth herein and as otherwise provided by law. No stock dividend, stock split, combination or other similar recapitalization may be effected as to any series of Common Stock unless such action equally affects the other series of Common Stock. The rights and privileges of any series of Common Stock as set forth in this Section 5.04 shall not be amended, altered or repealed (whether by amendment or restatement or by merger, consolidation, business combination or otherwise) in any manner which adversely affects such series of Common Stock or does not equally affect the other series of Common Stock, in each case, without the affirmative vote of holders of a majority of the outstanding shares, voting as a separate class, of such series of Common Stock proposed to be affected. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
          (b) Dividends. Subject to any rights of any class or series of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends with respect to the Common Stock.
          (c) Liquidation. Subject to any rights of any class or series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.
ARTICLE VI.
     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time in the manner set forth herein and in the Corporation’s Bylaws, provided, however, that no decrease in the number of directors may shorten the term of any incumbent director.
ARTICLE VII.
     A director shall have no liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or hereafter may be amended. No amendment, repeal or modification of this ARTICLE VII shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification for or with respect to an act or omission of such director occurring prior to such amendment, repeal or modification.
ARTICLE VIII.
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the Bylaws of the Corporation.

ARTICLE IX.
     Subject to Section 5.04(a), the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner from time to time prescribed herein or by applicable law. Subject to Section 5.04(a), all rights, preferences and privileges of whatsoever nature conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX.
ARTICLE X.
     The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE XI.
     The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
* * * * *

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly elected officer this 14th day of February, 2011.

TRONOX INCORPORATED
By:
	Name:	Michael J. Foster
	Title:	Vice President, General Counsel and Secretary